EXHIBIT 10.1

FIRST AMENDMENT TO THE
CLAIRE’S, INC.
AMENDED AND RESTATED STOCK INCENTIVE PLAN

This First Amendment to the Claire’s Inc. Amended and Restated Stock Incentive Plan (the “Plan”), made effective as of September 9, 2008, by Claire’s Inc. (the “Parent”), the parent of Claire’s Stores, Inc. (the “Company”).

W I T N E S S E T H:

WHEREAS, the Plan was established to provide employees or directors of the Company or its Affiliates, who are in a position to contribute to the long-term success of the Company or its Affiliates, with Shares or Options to acquire Shares in the Company;

WHEREAS, the Parent believes that this incentive program will cause those individuals to increase their interest in the welfare of the Company and its Affiliates, and aid in attracting, retaining and motivating individuals of outstanding ability; and

WHEREAS, pursuant to Section 10 of the Plan, the Parent reserved the right to amend the Plan;

NOW, THEREFORE, effective as of September 9, 2008, the Plan is amended as follows:

1. The first sentence of Section 3 is hereby amended and restated to read as follows: “Subject to the provisions of Section 7, the total number of Shares that may be issued under the Plan shall not exceed 8,200,000.”

2. In all other respects, the Plan shall remain unchanged by this Amendment.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed the day and year first above written.